Exhibit 99.2

Newark, NY – March 23, 2009 – IEC Electronics Corp. (IECE.OB) announced that Michael Brudek has resigned from the Board of Directors.

W. Barry Gilbert, Chairman of the Board and CEO, stated, “We very much appreciate Mike’s help and support during IEC’s acquisition of Val-U-Tech.  The purchase of Val-U-Tech has been accretive from day one and it is a solid addition to the programs available to support our customers.  We wish Mike all the best.”

As a full service EMS provider, AS9100 and IEC is ISO-9001:2000 registered, and a NSA approved supplier under the COMSEC standard.  The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC can be found on its web site at www.iec-electronics.com

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of the Company to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors.  The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2008 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:	Heather Keenan	John Nesbett
	IEC Electronics Corp.	Investor Marketing Services
	(315) 332-4262	(203) 972 - 9200
	hkeenan@iec-electronics.com	jnesbett@institutionalms.com